Exhibit 99.1

Biocept Reports Third Quarter 2015 Financial Results

Expands leadership position by launching additional tumor-associated blood-based biomarker assays

Drives 43% sequential growth in commercial assays

SAN DIEGO (November 5, 2015) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing blood-based liquid biopsies to improve the diagnosis and treatment of cancer, today reported financial results for the three and nine months ended September 30, 2015, and provided an update on business progress.

“During the third quarter we launched proprietary quantitative assays that target important mutations in colorectal cancer, melanoma and small cell lung cancer, building on what we believe to be the largest number of commercial biomarker assays using a combination of circulating tumor cells (CTCs) and circulating tumor DNA (ctDNA) for clinical use of any company focused on liquid biopsies,” said Michael W. Nall, President and CEO of Biocept.  “We plan to further expand our commercial portfolio by introducing additional biomarker assays for lung cancer, breast cancer and our first biomarker assay for prostate cancer, all by the end of 2015.

“The emerging market for liquid biopsy is moving toward standard of care and we are strengthening our leadership position to capitalize on this opportunity,” he added.  “Through collaborations with respected research institutions, we are accumulating clinical data that validates the high specificity and sensitivity of our assays for biomarker detection and for monitoring changes in mutations over time.  Our findings are being presented to oncologists at leading scientific conferences, such as the recent World Conference on Lung Cancer.  We are expanding access to our assays through new agreements with healthcare payers, with approximately 133 million Americans having access to our liquid biopsy assays.  We also are fortifying our patent portfolio, including a recent U.S. patent allowance covering our proprietary sample collection methods.

“As we execute on our plan, we find physician adoption of our liquid biopsy products continues to gain momentum, with commercial sample volume reaching a record 482 for the quarter, a 43% increase from the prior quarter. All of this supports our commitment of improving patient outcome while reducing the cost of healthcare,” concluded Mr. Nall.

Third Quarter and Recent Operational Highlights

Commercial Biomarker Launches

•	Launched the Target Selector™ assay for KRAS mutations, expanding our commercial biomarker assays to include colorectal cancer and increasing biomarker detection for other solid tumors.
•	Launched the Target Selector™ assay for BRAF mutations, expanding our commercial assays to include melanoma and increasing biomarker detection for other solid tumors.
•	Expanded our blood-based biomarker assay menu with FGFR1 amplification, which has been identified in breast cancer and in both small cell and non-small cell lung cancers.

Collaborations

•

Partnered with the University of California, Irvine to evaluate biomarkers detected from blood-based versus tissue biopsies in patients with metastatic cancers.  The collaboration is intended to validate the use of our liquid biopsies to qualify patients for targeted therapies and to establish a framework for monitoring tumor mutations during cancer treatment to aid in treatment decision making.

•	Announced the addition to our Scientific Advisory Board of Dr. Marileila Varella Garcia from the University of Colorado at Denver, an expert in the molecular and cytogenetic analysis of cancer.

Industry Conferences

•

Announced that clinical validation results will be presented at the Association for Molecular Pathology Annual Meeting demonstrating that rare genetic events used in monitoring and treating patients with lung cancer can be reliably detected using blood instead of surgical tissue biopsies.

•

Presented study data at the International Association for the Study of Lung Cancer’s 16th Annual World Conference on Lung Cancer demonstrating that our proprietary CTC capture technology is compatible for detecting RNA-based targets such as ALK, a known driver of non-small cell lung cancer.  The study was conducted in collaboration with Insight Genetics using its proprietary ALK detection assay.

•

Presented clinical data at the World Conference on Lung Cancer from a study conducted with researchers at the Moores Cancer Center at the University of California, San Diego indicating our Target Selector™ assay has high concordance with tumor status in patients with metastatic lung cancer.

•

Presented data at the Next Generation Dx Summit with our collaborator Hatim Husain, M.D. from the Moores Cancer Center discussing the use of liquid biopsies to identify PDL-1 and CMET expression in lung cancer.  Checkpoint inhibition with anti-PD1 and anti-PDL1 antibodies is a significant component of the prediction for lung cancer.

Healthcare Payer Agreements

•

Announced a participation agreement with MultiPlan, making our liquid biopsy diagnostics services available to the approximate 68 million healthcare consumers accessing its network.  MultiPlan is a national provider of healthcare cost management solution with nearly 900,000 healthcare providers under contract and approximately 40 million claims processed each year.

•	Secured agreements with preferred provider organizations Stratose and Galaxy Health Network to provide their members access to our liquid biopsy diagnostic services.

Patent

•

Received a U.S. patent allowance covering the use of antibodies in the capture of cells such as CTCs from blood, as well as other biological fluids, using our patented microchannel capture device.  This is a key component of our Cell Enrichment and Extraction (CEE™) platforms.

Third Quarter Financial Results

We accessioned 482 commercial cases during the third quarter of 2015, up from 96 commercial cases during the third quarter of 2014.  Development services case volume grew to 37 in the third quarter of 2015 from 3 development services assays performed in the third quarter of 2014.

Revenues for the third quarter of 2015 increased by $155,000 to $165,000 from only $10,000 for the third quarter of 2014.  This growth included a $139,000 increase in commercial assay revenues and a $16,000 increase in development services assay revenues.  Revenues from commercial cases are recognized by us as payment is collected, which can extend beyond the end of the quarter in which the cases were accessioned.

Cost of revenues was $1.2 million for the third quarter of 2015, compared with $538,000 for the third quarter of 2014.  Higher cost of revenues during the third quarter of 2015 was attributable primarily to a greater proportion of laboratory costs being allocated to cost of revenues, reflecting the increased sample volume related to commercial activities compared to research and development (R&D) activities.

R&D expenses for the third quarter of 2015 decreased 48% to $678,000 from $1.3 million for the same period in 2014, with the decline due primarily to the lower proportion of laboratory costs charged to R&D as a result of decreased sample volume related to R&D activities.

General and administrative (G&A) expenses for the third quarter of 2015 were $1.6 million, compared with $1.1 million for the same period in 2014.  The increase was due primarily to higher service provider and personnel costs, attributable to both our expanded commercial activity and related to being a publicly traded company, as well as an increase in allocated facility costs.

Sales and marketing expenses for the third quarter of 2015 were $1.1 million, compared with $812,000 for the third quarter of 2014, with the increase due mainly to higher personnel-related expenses resulting from the further deployment of our commercial organization.  During the third quarter of 2015 we had an average of 12 employees in sales and marketing, compared with 9 employees in the sales and marketing function during the third quarter of 2014.

The net loss for the third quarter of 2015 was $4.5 million, or $0.24 per share, based on 18.7 million weighted-average shares outstanding. This compared with a net loss of $3.9 million, or $0.87 per share, based on 4.4 million weighted-average shares outstanding, for the third quarter of 2014. The increase in net loss was primarily due to higher expenses associated with the overall growth of the business and the expansion of the sales and marketing organization.

Nine Month Financial Results

We accessioned 1,065 commercial assays during the first nine months of 2015, up from 110 during the same period in 2014.  Revenues for the first nine months of 2015 were $392,000, a $334,000 increase from the prior year period.  Cost of revenues for the first nine months of 2015 was $3.3 million compared with $1.6 million for the first nine months of 2014, with the increase attributable primarily to higher commercial assay volume, offset partially by non-recurring personnel costs related to the company’s IPO in February 2014.

Total costs and expenses increased to $12.3 million for the first nine months of 2015 from $10.2 million during the same period in 2014, with the increase attributable primarily to higher sales and marketing and G&A expenses to support our expanded commercial activities.  Our combined cost of revenues and R&D expenses increased by 8%, or $410,000, over the prior year period; however, there was a shift from R&D expenses to cost of revenues.  This shift reflects the higher proportion of our laboratory activities allocable to commercial activities in 2015 compared with 2014.

The net loss for the first nine months of 2015 was $12.3 million, or $0.78 per share, based on 15.7 million weighted-average shares outstanding, compared with a net loss of $12.0 million during the same period in 2014, or $3.12 per share, based on 3.8 million weighted-average shares outstanding.

We reported cash and cash equivalents of $12.5 million as of September 30, 2015, compared with $5.4 million as of December 31, 2014.  In February 2015, we completed a follow-on offering of common stock and warrants that, together with the subsequent exercise of such warrants, has raised net proceeds to the company of approximately $18.6 million through November 2, 2015.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions.  The conference call can be accessed by dialing (877) 870-4263 for domestic callers, (855) 669-9657 for Canadian callers or (412) 317-0790 for other international callers.  A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm.  The webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers.  Please use event passcode 10074637.

About Biocept

Biocept, Inc. is a commercial-stage molecular diagnostics company that utilizes a proprietary technology platform and a standard blood sample to provide physicians with important prognostic and predictive information to enhance individual treatment of patients with cancer. Biocept’s technology platform captures and analyzes circulating tumor DNA, both in CTCs and in plasma (ctDNA). Biocept currently offers assays for lung, breast, colon and gastric cancers as well as melanoma, and plans to introduce CLIA-validated assays for other solid tumors in the near term.  More information is available at www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to physician adoption of our liquid biopsy products, our ability to expand access to our assays, our ability to fortify our patent portfolio, improvement of clinical outcomes, our impact on diagnostic standard of care and healthcare costs, and our ability to advance our commercial strategy, strengthen our leadership position in the liquid biopsy industry and further enhance our product portfolio, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact:

LHA

Jody Cain

jcain@lhai.com

310-691-7100

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2014	2015
		(unaudited)
ASSETS
Cash and cash equivalents	$5,364,582	$12,541,919
Accounts receivable	10,600	40,360
Inventories, net	188,728	302,005
Prepaid expenses and other current assets	338,721	456,894
TOTAL CURRENT ASSETS	5,902,631	13,341,178
FIXED ASSETS, NET	662,422	855,208
TOTAL ASSETS	$6,565,053	$14,196,386
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$1,430,783	$3,390,747
NON-CURRENT LIABILITIES, NET	5,354,839	3,877,362
TOTAL LIABILITIES	6,785,622	7,268,109
SHAREHOLDERS’ EQUITY/(DEFICIT)	(220,569)	6,928,277
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$6,565,053	$14,196,386

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2015	2014	2015
REVENUES	$10,274	$164,856	$57,794	$391,626
COSTS AND EXPENSES
Cost of revenues	538,181	1,159,710	1,555,861	3,320,467
Research and development	1,310,905	677,729	3,427,513	2,073,391
General and administrative	1,060,812	1,630,608	3,970,579	4,281,883
Sales and marketing	812,005	1,055,653	1,246,507	2,616,218
Total costs and expenses	3,721,903	4,523,700	10,200,460	12,291,959
LOSS FROM OPERATIONS	(3,711,629)	(4,538,844)	(10,142,666)	(11,900,333)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(148,165)	(137,150)	(1,841,039)	(430,215)
LOSS BEFORE INCOME TAXES	(3,859,794)	(4,495,994)	(11,983,705)	(12,330,548)
INCOME TAXES	—	(199)	(800)	(1,478)
NET LOSS & COMPREHENSIVE LOSS	$(3,859,794)	$(4,496,193)	$(11,984,505)	$(12,332,026)
NET LOSS PER SHARE
- Basic	$(0.87)	$(0.24)	$(3.12)	$(0.78)
- Diluted	$(0.87)	$(0.24)	$(3.12)	$(0.78)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	4,449,603	18,727,806	3,845,540	15,735,907
- Diluted	4,449,603	18,727,806	3,845,540	15,735,907